Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES OF $54.2 MILLION

EARNINGS PER SHARE OF $0.94

Bridgewater, MA — January 8, 2014 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $54.2 million for the quarter ended November 30, 2013.  This represents an increase of $0.8 million compared to $53.4 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $8.78 million in the current quarter increased $5.24 million from $3.54 million in the prior year period.  Earnings per diluted share of $0.94 in the first quarter of fiscal 2014 represented an increase of $0.55 compared to $0.39 per share in fiscal 2013.  Included in the fiscal 2014 quarter results was a gain, net of tax, totaling $3.71 million or $0.40 per share, relating to the sale of the Company’s Insulfab product line in October 2013.  Included in the prior year quarter results are charges totaling $0.92 million relating to the step up in fair value of inventory related to the NEPTCO acquisition and defined benefit plan settlement costs.

Peter R. Chase, Chairman and Chief Executive Officer, commented, “We had a good start to the 2014 fiscal year with the first quarter activity.  Revenues were up slightly from the same period last year but the sales mix favored higher margin product lines.  Much of this is the result of our sustained strategic efforts to develop new products, employ creative channel development tactics to increase market share, continue to consolidate our facilities and functions and closely monitor expenses throughout the organization.

“Industrial materials revenues were up nearly $2 million with electronic coatings, power cable products, electronic materials and pulling and detection showing good growth.  Specialty materials, fiber optic products and communications cable tapes were down.

“Construction materials continued to demonstrate the project-related fluctuations that are common in many of its product areas.  Overall, this segment was down by $1 million.  As expected, C.I.M. products were down in comparison to fiscal 2013, mainly because of large export shipments in the prior year that were not repeated. Pipeline products were up.

“This first quarter also contains full participation from NEPTCO in both years.  The integration is on schedule to produce more savings this fiscal year as we take further advantage of the product and organizational synergies.  The ERP system implementation is on track in various stages at all of our U.S. operations.  This is a significant effort which we are accomplishing with our internal staff.  I appreciate the dedication of those putting in so much time to make this successful.

“The most significant event during the quarter was the sale of the Insulfab product line.  This was the culmination of discussions with a strategic industry player and resulted in a win-win deal recognizing the successful Chase next generation product approvals. As we announced earlier we will continue to give technical and operational support to this business for some time in the future.

“As we mentioned in our annual report letter, we are committed to doing a better job in the merger and acquisition area.  The M&A market environment is currently very competitive which makes this a more difficult objective; however, we plan to commit more internal assets to the program.

“I am optimistic looking ahead.  We are doing so many things to improve our performance in terms of cost, quality, safety and health, and new product development.  With a solid management team and a consistent strategy the results will come.”

The following table summarizes the Company’s financial results for the three months ended November 30, 2013 and 2012.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2013	2012

Revenues	$54,183	$53,400

Costs and Expenses
Costs of products and services sold	35,478	37,271
Selling, general and administrative expenses	10,439	10,539

Operating income	8,266	5,590

Gain on sale of product line	5,706	—
Other expense, net	(408)	(293)

Income before income taxes	13,564	5,297

Income taxes	4,747	1,820

Net income	$8,817	$3,477

Net (income) loss attributable to non-controlling interest	(42)	63

Net income attributable to Chase Corporation	$8,775	$3,540

Net income per diluted share	$0.94	$0.39

Weighted average diluted shares outstanding	9,150	8,928

Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$8,775	$3,540
Interest expense	303	362
Income taxes	4,747	1,820
Depreciation expense	1,426	1,508
Amortization expense	1,194	1,217
EBITDA	$16,445	$8,447

Gain on sale of product line	(5,706)	—
Cost of sale of inventory step up	—	564
Defined benefit plan settlement costs	—	352

Adjusted EBITDA	$10,739	$9,363

As of November 30, 2013, the Company’s working capital was $73.3 million, including cash on hand of $36.9 million and a current ratio of 2.9. The outstanding balance of the Company’s term debt is $63.0 million.  The Company’s $15.0 million line of credit is fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:         508.819.4219

E-mail:        investorrelations@chasecorp.com

Website:      www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.